CAMPBELL ALTERNATIVE ASSET TRUST
                            MONTHLY REPORT - MAY 2008
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (22,378.415 units) at April 30, 2008               $ 35,603,948
Additions of 44.913 units on May 31, 2008                                72,939
Redemptions of (79.481) units on May 31, 2008                          (129,077)
Offering Costs                                                          (27,342)
Net Income - May 2008                                                   765,998
                                                                   ------------

Net Asset Value (22,343.847 units) at May 31, 2008                 $ 36,286,466
                                                                   ============

Net Asset Value per Unit at May 31, 2008                           $   1,624.00
                                                                   ============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                          $(232,172)
    Change in unrealized                                                792,521

  Gains (losses) on forward and options on forward contracts:
    Realized                                                              9,793
    Change in unrealized                                                248,548
  Interest income                                                        43,102
                                                                      ---------

                                                                        861,792
                                                                      ---------

Expenses:
  Brokerage fee                                                          88,860
  Performance fee                                                             0
  Operating expenses                                                      6,934
                                                                      ---------

                                                                         95,794
                                                                      ---------

Net Income (Loss) - May 2008                                          $ 765,998
                                                                      =========

                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on May 31, 2008                           $   1,624.00

Net Asset Value per Unit on April 30, 2008                         $   1,591.00

Unit Value Monthly Gain (Loss) %                                           2.07%

Fund 2008 calendar YTD Gain (Loss) %                                       1.27%



To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Gains in the Commodity sector drive performance

Campbell's momentum-based models were well positioned for gains in the energy sector as the price of WTI Crude breached new technical levels, touching $135 per barrel mid-month. While commodity exposure has been relatively light for Campbell in the past, enhanced technical models are participating more actively (and also prudently) in this sector.

Foreign Exchange models also posted gains this month as high yielding currencies performed well despite range-bound trading of the US Dollar. Enhanced style management techniques enabled the models to successfully modulate risk exposure to carry factors resulting in a profitable outcome. Additional gains came from fixed income as the risk aversion theme continued to fade and inflation concerns grew.

Marginal losses were recorded in equity indices as global equity indices, particularly in Europe and Asia, moved sideways due to the ever-changing economic situation in the United States.

We remain committed and focused. Please do not hesitate to contact me with questions or commentary.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust